EXHIBIT 23.2



                      CONSENT OF INDEPENDENT AUDITORS

 We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BlackRock, Inc. 1999 Stock Award and Incentive Plan, the BlackRock, Inc. Amended and Restated Long-Term Deferred Compensation Plan and the BlackRock International Ltd. Amended and Restated Long-Term Deferred Compensation Plan of our report dated February 26, 1999, with respect to the consolidated financial statements of BlackRock, Inc. in its Registration Statement (Form S-1 No. 333-78367) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                               /s/ Ernst & Young LLP

 New York, NY
 March 8, 2000